EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of June 8, 2020, by and between Network Medical Management, Inc., a California corporation (the “Employer”), and Adrian Vazquez, M.D. (the “Employee” and together with the Employer referred to as the “Parties”) to become effective as of the date hereof (the “Effective Date”).

WHEREAS, the Employer desires to employ the Employee from and after the Effective Date on the terms and conditions set forth below, and the Employee is willing to serve the Employer on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Term. The term of this Agreement shall initially be for a one (1) year period commencing on the Effective Date. The term of this Agreement shall automatically renew for an additional year on each anniversary of the Effective Date unless either Party gives the other written notice of intent not to renew at least sixty (60) days prior to such date. Notwithstanding the foregoing, the initial term and any renewal year shall be subject to earlier termination as provided in Section 4 below. The initial term and any renewal years are referred to herein as the “Term”.

2. Positions and Duties. During the Term, the Employee shall serve as a senior executive officer of the Employer. The Employee shall perform for the Employer the duties customarily associated with being a senior executive officer that are consistent with your experience and skills and such other duties as may be assigned to the Employee from time to time by the Employer’s Board of Directors (the “Board”) that are consistent with the duties normally performed by those performing the role of the most senior executives of similar entities. The Employee shall devote such working time, attention, knowledge, skills and efforts as may be required to fulfill the Employee’s duties hereunder, as reasonably determined by the Board. The Employee shall be permitted to perform services as required under the Hospitalist Participation Service Agreement, and provided, further that the Employee may participate as a member of the board of directors or advisory board of other entities and in professional organizations and civic and charitable organizations so long as any such positions are disclosed to the Board and do not materially interfere with the Employee’s duties and responsibilities to the Employer. The Employee shall be based in Alhambra, California.

3. Compensation and Related Matters. The Employer shall provide the Employee with the compensation and benefits set forth in this Section 3 during the Term. Authority to take action under this Section 3 with respect to the Employee’s compensation and benefits may be delegated by the Board to its compensation committee.

(a) Base Salary. The Employer shall pay the Employee for all services rendered a base salary of Four Hundred Fifty Thousand Dollars ($450,000) per year (the “Base Salary”), payable in accordance with the Employer’s payroll procedures, subject to customary withholdings and employment taxes. The Base Salary shall be evaluated annually by the Board for increase only.

(b) Annual Bonus. The Employee will be eligible to receive an annual cash bonus (the “Annual Bonus”) for each fiscal year during the Term on such terms and conditions as the Board shall determine in its discretion consistent with the terms of the Employer’s business plan.

(c) Long Term Incentive Awards. The Employee shall be eligible to participate in any long term incentive plan that may be available to similarly positioned executives. The Board may determine to grant long-term incentive awards in cash or in equity awards settled in shares of the Employer’s stock, including but not limited to stock options, restricted stock and performance shares. In the event the Employee terminates service due to being a Good Leaver, any requirements under a long-term incentive award held by the Employee shall be deemed to have been satisfied by the Employer immediately prior to such termination. A “Good Leaver” means that, during the Term, either the Employee has resigned for Good Reason (as defined in Section 4(e) below), the Employer has terminated the Employee’s employment without Cause (as defined in Section 4(d) below or the Employee terminates employment on account of death or Disability (as defined in Section 4(b) below). For avoidance of doubt, being a Good Leaver entitles the Employee to be fully vested with respect to any stock options with vesting conditions based solely on continued employment, and to be entitled to payment with respect to any long-term incentive award subject to corporate or business goals to the extent that such goals are met during the performance period on the same basis as if he had remained continuously employed with the Employer.

(d) Paid Time Off. During the term, the Employee shall be entitled to twenty (20) business days of paid time off (“PTO”) per calendar year which shall be accrued ratably during the calendar year, to be taken at such times and intervals as shall be agreed to by Employer and the Employee in their reasonable discretion. The Employee shall be entitled to accrue a maximum of twenty (20) business days of paid time off. When the maximum accrual is reached, no additional PTO time will accrue until Employee uses one or more accrued PTO days. Accrued and unused PTO shall be paid in cash at the end of a calendar year.

(e) Expenses. The Employee shall be entitled to prompt reimbursement of reasonable and usual business expenses incurred on behalf of Employer in accordance with the Employer’s expense reimbursement policy.

(f) Other Benefits. The Employee shall be entitled to continue to participate in or receive benefits under any employee benefit plan or arrangement which is or may, in the future, be made available by the Employer to its employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Irrespective of other benefits provided to employees, the Employee’s benefits package shall include: (i) the Employer’s payment of premiums for medical, dental and vision care coverage; (ii) the Employer’s payment of insurance premiums for short-term and long-term disability insurance providing for no less than sixty percent (60%) of Employee’s Base Salary to be payable to the Employee as long as the covered disability persists in a manner that substantially prevents employment in the same occupation as the position Employee last held with Employer but not beyond age sixty-five (65); and (iii) the Employer’s payment of insurance premiums for term life insurance providing for no less than two million dollars of coverage (subject to meeting applicable underwriting requirements).

(g) Tax Withholding. The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement, to the extent it reasonably and in good faith believes it is required to make such deductions, withholdings and tax reports. Payments with respect to compensation and benefits referred to under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Employee for any adverse tax effect associated with any payments or benefits, or for any deduction or withholding from any payment or benefit.

4. Termination. The Employee’s employment hereunder may be terminated during the Term without any breach of this Agreement under the following circumstances:

(a) Death. The Employee’s employment hereunder shall terminate upon the Employee’s death.

(b) Disability. The Employer may terminate the Employee’s employment if the Employee is disabled and, because of the disability, is unable to perform the essential functions of the Employee’s then existing position or positions under this Agreement with or without reasonable accommodation. This provision is not intended to reduce any rights the Employee may have pursuant to any law, including without limitation the California Family Rights Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, and the Americans with Disabilities Act.

(c) Termination by the Employer for Cause. At any time during the Term, the Employer may terminate the Employee’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Employee constituting a material act of willful misconduct in connection with the performance of the Employee’s duties that results in loss, damage or injury that is material to the Employer; (ii) the commission by the Employee of any felony; (iii) continued, willful and deliberate non-performance by the Employee of the Employee’s duties hereunder (other than by reason of the Employee’s physical or mental illness, incapacity or disability); (iv) a material breach, according to the standard of the Employer, by the Employee of Section 6 of this Agreement that results in loss, damage or injury that is material to the Employer; (v) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Employer to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigations; or (vi) fraud, embezzlement or theft against the Employer or any of its Affiliates (as defined in Section 6(a) below). With respect to the events in (i), (iii) and (iv) herein, the Employer shall have delivered written notice to the Employee of its intention to terminate the Employee’s employment for Cause, which notice specifies in reasonable detail the circumstances claimed to give rise to the Employer’s right to terminate the Employee’s employment for Cause and the Employee shall not have cured such circumstances to the extent such circumstances are reasonably susceptible to cure as determined by the Board in good faith within thirty (30) days following the Employer’s delivery of such notice. For avoidance of doubt, “Cause” shall not include (x) expense reimbursement disputes in which the Employee acts in reasonable good faith; (y) occasional, customary and de minimis use of the Employer’s property for personal purposes; and (z) acting in good faith upon advice of Employer’s legal counsel.

(d) Termination without Cause. At any time during the Term, the Employer may terminate the Employee’s employment hereunder without Cause by providing the Employee with thirty (30) days advance written notice. Any termination by the Employer of the Employee’s employment under this Agreement that does not constitute a termination for Cause under Section 4(c) and does not result from the death or Disability of the Employee under Sections 4(a) or 4(b) shall be deemed a termination without Cause under this Section 4(d). Any suspension of the Employee’s employment with pay or benefits by the Board in good faith pending an investigation of alleged improper activities by the Employee that, if determined to be accurate, would be grounds for a Cause termination, shall not be considered a termination of the Employee’s employment without Cause or provide with Good Reason to terminate employment.

(e) Termination by the Employee. At any time during the Term, the Employee may terminate his employment hereunder for any reason, including, but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Employee has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Employee’s responsibilities, authority or duties; (ii) the material breach of this Agreement by the Employer, including but not limited to a failure to pay Base Salary or Annual Bonus as provided for under this Agreement; or (iii) any relocation of the Employee’s principal place of business to a location more than 30 miles from the Employer’s current executive offices in Alhambra, California; provided, however, that this clause (iii) will not apply to the extent that any new office location is less than 30 miles from the Employee’s residence. “Good Reason Process” shall mean (i) the Employee reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Employee notifies the Employer in writing of the occurrence of the Good Reason condition within (60) days of the occurrence of such condition; (iii) the Employee cooperates in good faith with the Employer’s efforts, for a period of sixty (60) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Employee terminates his employment within thirty (30) days after the end of the Cure Period. If the Employer cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f) Notice of Termination. Except for termination as specified in Section 4(a), any termination of the Employee’s employment shall be communicated by written Notice of Termination by the terminating Party to the other Party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination. “Date of Termination” shall mean the earliest of the following: (i) if the Employee’s employment is terminated by the Employee’s death, the date of the Employee’s death; (ii) if the Employee’s employment is terminated on account of Disability under Section 4(b) or by the Employer for Cause under Section 4(c), the date on which Notice of Termination is given that follows any applicable required cure period; (iii) if the Employee’s employment is terminated by the Employer under Section 4(d), thirty (30) days after the date on which a Notice of Termination is given; (iv) if the Employee’s employment is terminated by the Employee under Section 4(e) without Good Reason, thirty (30) days after the date of which a Notice of Termination is given or such shorter period agreed to by the Employer; or (v) if the Employee’s employment is terminated by the Employee under Section 4(e) with Good Reason, the date on which Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Employee gives a Notice of Termination to the Employer, the Employer may unilaterally accelerate the Date of Termination but such acceleration shall nevertheless be deemed a termination by the Employee on the accelerated date for purposes of this Agreement. For purposes of determining the time when the lump sum portion of the Severance Amount, if any, is to be paid under Section 5(b)(i)

of this Agreement, “Date of Termination” means the Employee’s separation from service as defined under Section 409A.

5. Compensation upon Termination.

(a) Accrued Benefits. If the Employee’s employment with the Employer is terminated for any reason during the Term, or if the Term is not renewed, the Employer shall pay or provide the Employee (or the Employee’s authorized representative or estate) any earned but unpaid Base Salary or Annual Bonus for services rendered through the Date of Termination, unpaid expense reimbursements, and accrued but unused paid time off (the “Accrued Benefits”) within the time prescribed by California law. With respect to vested compensation or benefits the Employee may have under any employee benefit or compensation plan, program or arrangement of the Employer, payment will be made to the Employee under the terms of the applicable plan, program or arrangement.

(b) Termination by the Employer without Cause or by the Employee with Good Reason. If the Employee’s employment is terminated by the Employer without Cause as provided in Section 4(d), or the Employee terminates his employment for Good Reason as provided in Section 4(e), or the Employee terminates employment at the end of the Term after the Employer provides notice of intent not to renew pursuant to Section 1 for reasons other than would provide grounds for a Cause termination, then, (i) the Employer shall, through the Date of Termination, pay the Employee his or her Accrued Benefits, and (ii) if the Employee signs a general release of claims substantially in the form which is attached as Exhibit A to this Agreement) (the “Release”) within twenty-one (21) days of the receipt of the form of the Release (extended to forty-five (45) days in the event of a group termination or exit incentive program) and does not revoke such Release during the seven-day revocation period:

(i) the Employer shall pay the Employee an amount equal to one-twelfth (1/12) of the Employee’s most recent Base Salary times the number of full years of service completed, not to exceed twelve (12) years of service (but determined prior to any action involving Base Salary that would constitute Good Reason) (the “Severance Amount”). Employer acknowledges that Employee has completed not less than twelve (12) full years of service (including Employee’s service for the Employer’s parent entity, subsidiaries and affiliates), such that the Severance Amount payable to Employee pursuant to the terms of this Agreement shall equal the maximum Severance Amount of one (1) year of the Employee’s most recent Base Salary. To the extent that such Severance Amount exceeds the 409A Separation Pay Limit (as defined below), such amount shall be paid in a single lump sum on the regular payroll date of the Employer, pertaining to then current salaried employees of the Employer, (“payroll date”) next following the first anniversary date of the Employee’s Date of Termination. The portion of the Severance Amount that does not exceed the 409A Separation Pay Limit shall be paid in substantially equal amounts on each payroll date over a one year period; and

(ii) the Employer shall pay the Employee an amount in cash equal to the Employer’s premium amounts paid for coverage of Employee at the time of the Employee’s termination of coverage under the Employer’s group medical, dental and vision programs for a period of twelve (12) months, to be paid directly to the Employee at the same times such payments would be paid on behalf of a current employee for such coverage; provided, however:

(A) No payments shall be made under this paragraph (ii) unless and until the Employee timely elects continued coverage under such plan(s) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended (“COBRA”);

(B) This paragraph (ii) shall not be read or construed as placing any restrictions upon amounts paid under this paragraph (ii) as to their use;

(C) Payments under this paragraph (ii) shall cease as of the earliest to occur of the following:

(1) the Employee is no longer eligible for and continuing to receive the
COBRA coverage elected in subparagraph (A);

(2) the time period set forth in the first sentence of this paragraph (ii),

(3) the date on which the Employee first becomes eligible to enroll in a group health plan in which eligibility is based on employment with an employer, and

(4) if the Employer in good faith determines that payments under this paragraph (ii) would result in a discriminatory health plan pursuant to the Patient Protection and Affordable Care Act of 2010, as amended.

(iii) Each individual payment of Severance Amount under Section
5(b)(i), and each payment under Section 5(b)(ii) of this Agreement, shall be deemed to be a separate “payment” for purposes and within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(iii).

(iv) Each individual payment of the Severance Amount under Section 5(b)(i), and each payment under Section 5(b)(ii), of this Agreement, which are considered “non-qualified deferred compensation” (“NQDC”) under Section 409A shall be made on the date(s) provided herein and no request to accelerate or defer any such payment under this Agreement shall be considered or approved for any reason whatsoever, except as permitted under Section 409A and as the Employer allows in its sole discretion. The Employer may in its sole discretion accelerate or defer (but not beyond the time limit set forth below) any severance payments which do not constitute NQDC in order to allow for the payment of taxes due, but not beyond the time limit specified for such payment such that the payment would be treated as NQDC. Subject to the requirements of Section 409A, if any severance payment or reimbursement under Section 5(b) of this Agreement is determined in good faith by the Employer to constitute NQDC payable to a “specified employee” as defined under Section
409A, then the Employer shall make any such payment not earlier than the earlier of: (x) the first payroll date which is six (6) months following the Employee’s separation from service (as defined under Section 409A) with the Employer, or (y) the date of Employee’s death.

(v) for purposes of this Section 5, “Section 409A” means Section
409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

(vi) for purposes of this Section 5, “409A Separation Pay Limit” means two times the lesser of (x) the Employee’s annual compensation during the calendar year preceding the year of the termination of employment; and (y) the adjusted compensation limit under Code Section 401(a)(17) in effect for the year of the termination.

6. Confidential Information, Nonsolicitation, and Cooperation.

(a) Definitions.

(i) As used in this Agreement, “Affiliate” means, as to any Person, (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person or is consolidated with such Person in accordance with GAAP, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, fifty percent (50%) or more of the common stock or equivalent equity interests. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or otherwise.

(ii) As used in this Agreement, “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization.

(b) Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Employer or its Affiliates which is of value to the Employer or any of its Affiliates in the course of conducting its business (whether having existed, now existing, or to be developed or created during Employee’s employment by Employer) and the disclosure of which could result in a competitive or other disadvantage to the Employer or its Affiliates. Confidential Information includes, without limitation, contract terms and rates; negotiating and contracting strategies; financial information, reports, and forecasts; inventions, improvements and other intellectual property; product plans or proposed product plans; trade secrets; designs, processes or formulae; software; employee, customer, patient, provider and supplier information; information from patient medical records; financial data; insurance reimbursement methodologies, strategies and practices; product and service pricing methodologies, strategies and practices; contracts with physicians, providers, provider networks, payors, physician databases and contracts with hospitals; regulatory and clinical manuals; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) that have been discussed or considered by the Employer or its Affiliates, including, without limitation, the management of the Employer or its Affiliates. Confidential Information includes information developed by the Employee in the course of the Employee’s employment by the Employer, as well as other information to which the Employee may have access in connection with the Employee’s employment. Confidential Information also includes the confidential information of others with which the Employer or its Affiliates has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Employee’s duties under Section 6(b), unless otherwise due to Employee’s breach of the obligations in this Agreement, or unless due to violation of another Person’s obligations to the Employer or its Affiliates that Employee should have taken reasonable measures to prevent but that Employee did not take.

(c) Confidentiality. The Employee understands and agrees that the Employee’s employment creates a relationship of confidence and trust between the Employer and the Employee with respect to all Confidential Information. At all times, both during the Employee’s employment with the Employer and after the Employee’s termination from employment for any reason, the Employee shall keep in confidence and trust all such Confidential Information, and shall not use, disclose, or transfer any such Confidential Information without the written consent of the Employer, except as may be necessary within the scope of Employee’s duties with Employer and in the ordinary course of performing the Employee’s duties to the Employer or as otherwise provided in Section 6(d). Employee understands and agrees not to sell, license or otherwise exploit any products or services which embody or otherwise exploit in whole or in part any Confidential Information or materials. Employee acknowledges and agrees that the sale, misappropriation, or unauthorized use or disclosure in writing, orally or by electronic means, at any time of Confidential Information obtained by Employee during or in connection with the course of Employee’s employment constitutes unfair competition. Employee agrees and promises not to engage in unfair competition with Employer or its Affiliates, either during employment, or at any time thereafter.

(d) Protected Rights. Notwithstanding anything to the contrary in this Section 6, this Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with the Employee’s protected rights under federal, state or local law to, without notice to the Employer, (i) communicate or file a charge with a government regulator; (ii) participate in an investigation or proceeding conducted by a government regulator; or (iii) receive an award paid by a government regulator for providing information.

(e) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to the Employee by the Employer or its Affiliates or are produced by the Employee in connection with the Employee’s employment will be and remain the sole property of the Employer and its Affiliates. The Employee shall return to the Employer all such materials and property as and when requested by the Employer. In any event, the Employee shall return all such materials and property immediately upon termination of the Employee’s employment for any reason. The Employee shall not retain any such material or property or any copies thereof after such termination. It is specifically agreed that any documents, card files, notebooks, programs, or similar items containing customer or patient information are the property of the Employer and its Affiliates regardless of by whom they were compiled.

(f) Disclosure Prevention. The Employee will take all reasonable precautions to prevent the inadvertent or accidental exposure of Confidential Information.

(g) Removal of Material. The Employee will not remove any Confidential Information from the Employer’s or its Affiliate’s premises except for use in the Employer’s business, and only consistent with the Employee’s duties with the Employer.

(h) Copying. The Employee agrees that copying or transferring Confidential Information (by any means) shall be done only as needed in furtherance of and for use in the Employer’s and its Affiliate’s business, and consistent with the Employee’s duties with the Employer. The Employee further agrees that copies of Confidential Information shall be treated with the same degree of confidentiality as the original information and shall be subject to all restrictions herein.

(i) Computer Security. The Employee agrees to comply with the Employer’s policies and procedures concerning computer security.

(j) E-Mail. The Employee acknowledges that the Employer retains the right to review any and all electronic mail communications made with employer provided email accounts, hardware, software, or networks, with or without notice, at any time.

(k) Assignment. The Employee acknowledges that any and all inventions, discoveries, designs, developments, methods, modifications, trade secrets, processes, software, formulae, data, “know-how,” databases, algorithms, techniques and works of authorship whether or not patentable or protectable by copyright or trade secret, made or conceived, first reduced to practice, or learned by the Employee, either alone or jointly with others, during the Term that (i) relate to or are useful in the business of the Employer or its Affiliates, or (ii) are conceived, made or worked on at the expense of or during the Employee’s work time for the Employer, or using any resources or materials of the Employer or its Affiliates, or (iii) arise out of tasks assigned to the Employee by the Employer (together “Proprietary Inventions”) will be the sole property of the Employer or its Affiliates. The Employee acknowledges that all work performed by the Employee is on a “work for hire” basis and the Employee hereby assigns or agrees to assign to the Employer the Employee’s entire right, title and interest in and to any and all Proprietary Inventions and related intellectual property rights. The Employee agrees to assist the Employer to obtain, maintain and enforce intellectual property rights for Proprietary Inventions in any and all countries during the Term, and thereafter for as long as such intellectual property rights exist.

NOTICE TO CALIFORNIA EMPLOYEES

Pursuant to California Labor Code §2870, an agreement requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer does not apply to an invention which qualifies fully under the provisions of California Labor Code § 2870, which provides as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of the State of California and is unenforceable.

(l) Nonsolicitation. Employee agrees and covenants that, at any time during Employee’s employment with the Employer and for a period of twelve (12) months immediately following the termination of Employee’s relationship with the Employer for any reason, whether with or without cause, Employee shall not, either on Employee’s own behalf or on behalf of any other Person: (i) solicit the services of the Employer’s employees or entice away, directly or indirectly, any Person employed or engaged by or otherwise providing services to the Employer or its Affiliates, whether in an employment capacity or otherwise (this provision does not prohibit the Employee’s post- termination acceptance of unsolicited applications for employment); or (ii) take any illegal action or engage in any unfair business practice, including, without limitation, any misappropriation of confidential, proprietary or trade secret information of the Employer or its Affiliates, as a result of which relations between the Employer or its Affiliates, and any of their customers, clients, suppliers, distributors or others, may be impaired or which might otherwise be detrimental to the business interests or reputation of the Employer or its Affiliates.

(m) Third-Party Agreements and Rights. The Employee hereby confirms that the Employee is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Employee’s use or disclosure of information or the Employee’s engagement in any business except as Employee has previously provided written notice to Employer and has attached to this Agreement. The Employee represents to the Employer that the Employee’s execution of this Agreement, the Employee’s employment with the Employer and the performance of the Employee’s proposed duties for the Employer will not violate any obligations the Employee may have to any previous employer or other party. In the Employee’s work for the Employer, the Employee will not disclose or use any information in violation of any agreements with or rights of any such previous employer or other party, and the Employee will not bring to (by any means) the premises of the Employer any copies or other tangible embodiments of non- public information belonging to or obtained from any such previous employment or other party.

(n) Litigation and Regulatory Cooperation. During and after the Employee’s employment, the Employee shall cooperate fully with the Employer in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Employer that relate to events or occurrences that transpired while the Employee was employed by the Employer. The Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times. During and after the Employee’s employment, the Employee also shall cooperate fully with the Employer in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Employer. The Employer shall reimburse the Employee for any reasonable out of pocket expenses incurred in connection with the Employee’s performance of obligations pursuant to this Section. “Full cooperation” shall not be construed to in any way require any violation of law or any testimony that is false or misleading.

(o) Enforcement; Injunction. The Employee acknowledges and agrees that the restrictions contained in this Agreement are reasonable and necessary to protect the business and interests of the Employer and its Affiliates, do not create any undue hardship for the Employee, and that any violation of the restrictions in this Agreement would cause the Employer and its Affiliates substantial irreparable injury. Accordingly, the Employee agrees that a remedy at law for any breach or threatened breach of the covenants or other obligations in Section 6 of this Agreement would be inadequate and that the Employer, in addition to any other remedies available, shall be entitled to obtain preliminary and permanent injunctive relief to secure specific performance of such covenants and to prevent a breach or contemplated or threatened breach of this Agreement without the necessity of proving actual damage and without the necessity of posting bond or security, which the Employee expressly waives. Moreover, the Employee will provide the Employer a full accounting of all proceeds and profits received by the Employee as a result of or in connection with a breach of Section 6 of this Agreement. Unless prohibited by law, the Employer shall have the right to retain any amounts otherwise payable by the Employer to the Employee to satisfy any of the Employee’s obligations as a result of any breach of Section 6 of this Agreement. The Employee hereby agrees to indemnify and hold harmless the Employer and its Affiliates from and against any damages incurred by the Employer or its Affiliates as assessed by a court of competent jurisdiction as a result of any breach of Section 6 of this Agreement by the Employee. The prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs if it prevails in any action to enforce Section 6 of this Agreement. It is the express intention of the parties that the obligations of Section 6 of this Agreement shall survive the termination of the Employee’s employment. The Employee agrees that each obligation specified in Section 6 of this Agreement is a separate and independent covenant that shall survive any termination of this Agreement and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in Section 6 of this Agreement. No change in the Employee’s duties or compensation shall be construed to affect, alter or otherwise release the Employee from the covenants herein.

7. Successors. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and permitted assigns, including any corporation or entity with which or into which the Employer may be merged or which may succeed to its assets or business, provided, however, that Employee’s obligations are personal and shall not be assigned by Employee. The Employee consents to be bound by the provisions of this Agreement for the benefit of the Employer or its Affiliates to whose employ the Employee may be transferred without the necessity that this Agreement be resigned at the time of such transfer. In the event of the Employee’s death after the Date of Termination but prior to the completion by the Employer of all payments due to the Employee under this Agreement, the Employer shall continue such payments to the Employee’s beneficiary designated in writing to the Employer prior to the Employee’s death (or to the Employee’s estate, if the Employee fails to make such designation).

8. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

10. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Employee at the last address for which the Employee has provided written notice to the Employer, or to the Employer at its main office, to the attention of Human Resources.

11. Publicity. The Employee hereby grants to the Employer the right to use the Employee’s name and likeness, without additional consideration, on, in and in connection with technical, marketing and/or disclosure materials published by or for the Employer for the duration of Employee’s employment with Employer.

12. Conflicting Obligations and Rights. The Employee agrees to inform the Employer of any apparent conflicts between the Employee’s work for the Employer and (a) any obligations the Employee may have to preserve the confidentiality of another’s proprietary information or materials or (b) any rights the Employee claims to any inventions or ideas before using the same on the Employer’s behalf. Otherwise, the Employer may conclude that no such conflict exists and the Employee agrees thereafter to make no such claim against the Employer. The Employer shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.

13. Notification of New Employer. In the event that the Employee leaves the employ of the Employer, voluntarily or involuntarily, the Employee agrees to inform any subsequent employer of the Employee’s obligations under Section
6 of this Agreement. The Employee further hereby authorizes the Employer to notify the Employee’s new employer about the Employee’s obligations under Section 6 of this Agreement.

14. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous oral or written communications, negotiations, representations, understandings, or agreements between them, including, without limitation, the Employment Agreement dated December 20, 2016, between Employer’s affiliate, Apollo Medical Management, Inc., a California corporation, and Employee, which shall be cancelled in its entirety and of no further force or effect. Any modification of this Agreement shall be effective only if set forth in a written document signed by the Employee and a duly authorized officer of the Employer.

15. Amendment. This Agreement may be amended or modified only by a written instrument signed by the
Employee and by a duly authorized representative of the Employer.

16. Governing Law. This is a California contract and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such State.

17. Obligations of Successors. The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform if no such succession had taken place.

18. Limitation on Payments in Certain Events.

(a) Limitation on Payments. Notwithstanding anything to the contrary in Section 3 and Section 5 of this Agreement, if any payment or distribution that the Employee would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Employer shall cause to be determined, before any amounts of the Payment are paid to the Employee, which of the following alternative forms of payment would maximize the Employee’s after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that the Employee receives that largest Payment possible without being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax (all computed at the highest marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in the Employee’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion the Payment may be subject to the Excise Tax.

(b) The independent registered public accounting firm engaged by the Employer for general audit purposes as of the day prior to the date the first Payment is due shall make all determinations required to be made under this Section 18. If the independent registered public accounting firm so engaged by the Employer is serving as accountant or auditor for the individual, group or entity effecting the transaction, the Employer shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Employer shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(c) The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Employer and the Employee at such time as requested by the Employer or the Employee. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Payment, it shall furnish the Employer and the Employee with an opinion reasonably acceptable to the Employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Parties.

19. Consent to Jurisdiction; Forum Selection. At all times the Employee and Employer: (a) irrevocably submit to the exclusive jurisdiction of the Los Angeles Superior Court and United States District Court for the Central District of California, whichever may have competent subject matter jurisdiction, in any action or proceeding arising out of or relating to this Agreement, and irrevocably agree that all claims in respect of any such action or proceeding may be heard and determined in such court; (b) to the extent permitted by law, irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such party at the address set forth in this Agreement (or otherwise on record with the Employer); (c) to the extent permitted by law, irrevocably confirm that service of process out of such courts in such manner shall be deemed due service upon such party for the purposes of such action or proceeding; (d) to the extent permitted by law, irrevocably waives (i) any objection the Employee or Employer may have to the laying of venue of any such action or proceeding in any of such courts, or (ii) any claim that the Employee or Employer may have that any such action or proceeding has been brought in an inconvenient forum; and (e) to the extent permitted by law, irrevocably agrees that a final nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the right of any party hereto to serve legal process in any manner permitted by law.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Employer by its duly authorized officer, and by the Employee, as of the date first above written.

EMPLOYER:

NETWORK MEDICAL MANAGEMENT, INC.:
By: /s/Thomas Lam

Printed Name: Thomas Lam, M.D.

Its: Co-Chief Executive Officer

EMPLOYEE:

Signed:    /s/Adrian Vazquez

Printed Name: Adrian Vazquez, M.D.

[Signature page to Employment Agreement]

EXHIBIT A

Release of Claims

I, , in consideration of and subject to the performance by Network Medical Management,
Inc., a California corporation (the “Company”) of its obligations under the Employment Agreement, dated as of _ _,
20 (as amended from time to time, the “Agreement”), do hereby release and forever discharge as of the date of my execution of this release (this “Release”) the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively, the “Released Parties”) to the extent provided below.

1. I understand that any payments or benefits paid or granted to me under Section 5(b) of the Agreement represent, in part, consideration for signing this Release and are not salary, wages or benefits to which I was already entitled. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Releases.

(a) I knowingly and voluntarily (on behalf of myself, my spouse, my heirs, executors, administrators, agents and assigns, past and present) fully and forever release and discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross claims, counterclaims, demands, debts, liens, contracts, covenants, suits, rights, obligations, expenses, judgments, compensatory damages, liquid damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, orders and liabilities of whatever kind of nature, in law and in equity, in contract of in tort, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, vested or contingent, suspected, or claimed, against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or relate to my employment with, or my separation or termination from, the Company up to the date of my execution of this Release (including, but not limited to, any allegation, claim of violation arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local state or federal law, regulation or ordinance; or under any public policy, contract of tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of the Agreement, infliction of emotional distress or defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (collectively, the “Claims”).

(b) SECTION 1542 WAIVER. Employee agrees that all rights he may have under Section 1542 of the California Civil Code are hereby waived. Section 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, Employee agrees that this Agreement is intended to include all claims, if any, that Employee may have against the Company, and that this Agreement extinguishes those claims.

3. I represent that I have made no assignment of transfer of any right, claim, demand, cause of action, or other matter covered by Section 2 above.

4. In signing this Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the claims, demands and causes of action herein above mentioned or implied. I expressly consent that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims up to the date of my execution of this Release, if any, as well as those relating to any other claims hereinabove mentioned. I acknowledge and agree that this waiver is an essential and material term of this Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a claim seeking damages against the Company, this Release shall serve as a complete defense to such claims as to my rights and entitlements. I further agree that I am not aware of any pending charge or complaint of the type described in Section 2 above as of the date of my execution of this Release.

5. I agree that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or constructed at any time to be an admission or acknowledgement by the Company, any Released Party or myself of any improper or unlawful conduct.

6. I agree and acknowledge that the provisions, conditions, and negotiations of this Release are confidential and agree not to disclose any information regarding the terms, conditions and negotiations of this Release, nor transfer any copy of this Release to any person or entity, other than my immediate family and any tax, legal or other counsel or advisor I have consulted regarding the meaning or effect hereof or as required by applicable law, and I will instruct each of the foregoing not to disclose the same to anyone.

7. Notwithstanding anything in the Release to the contrary, nothing in this Release shall be deemed to affect, impair, relinquish, diminish, or in any way affect any rights or claims in any respect to (i) any vested rights or other entitlements that I may have as of the date of my execution of this Release under the Company’s
401(k) plan; (ii) any other vested rights or other entitlements that I may have as of the date of my execution of this Release under any employee benefit plan or program, in which I participated in my capacity as an employee of the Company; (iii) my rights under the Agreement; or (iv) my rights under the Release.

8. I understand that I continue to be bound by Section 6 of the Agreement.

9. Whenever possible, each provision of this Release shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provisions of this Release are held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

10. This Release shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflict of laws principles of the State of California.

BY SIGNING THIS RELEASE, I REPRESENT AND AGREE THAT: (i) I HAVE READ IT CAREFULLY;
(ii) I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED;

(iii) I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv) THE COMPANY IS HEREBY ADVISING ME TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT, I HAVE HAD THE OPPORTUNITY TO SO CONSULT, AND HAVE AVAILED MYSELF OF SUCH ADVICE TO THE EXTENT I HAVE DEEMED NECESSARY TO MAKE A VOLUNTARY AND INFORMED CHOICE TO EXECUTE THIS RELEASE;

(v) I HAVE HAD AT LEAST TWENTY ONE (21) DAYS [45 DAYS IN CONNECTION WITH A GROUP TERMINATION OR EXIT INCENTIVE PLAN] FOLLOWING THE DATE OF TERMINATION OF MY EMPLOYMENT TO CONSIDER THIS RELEASE;

(vi) CHANGES TO THIS RELEASE, WHETHER MATERIAL OR IMMATERIAL, DO NOT RESTART THE RUNNING OF THE 21-DAY [OR 45 DAY] CONSIDERATION PERIOD;

(vii) I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT, SUCH REVOCATION TO BE RECEIVED IN WRITING BY THE COMPANY BY THE END OF THE SEVENTH DAY AFTER THE DATE HEREOF, AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(viii) I HAVE SIGNED THIS RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(ix) I AGREE THAT THE PROVISIONS OF THIS RELEASE MAY NOT BE AMENDED, WAIVED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATED AS OF  , 20

[Name]